PURCHASE AND SALE AGREEMENT

                                              between

                                     PETRO SOURCE ASPHALT COMPANY
                                          a Texas corporation
                                               Seller

                                                and

                                     CROWN ASPHALT DISTRIBUTION  L.L.C.,
                                      a Utah limited liability company
                                                Buyer

                                               TABLE OF CONTENTS

                                                                     Page

ARTICLE I	                                                             1

DEFINITIONS	                                                           1
1.01	Definitions	                                                      1

ARTICLE II	                                                            5

PURCHASE AND SALE 	                                                    5
2.01	Agreement to Sell and Purchase; Purchase Price	                   5
2.02	Adjustment to Purchase Price	                                     5

ARTICLE III	                                                           6

REPRESENTATIONS AND WARRANTIES	                                        6
3.01	Seller's Representations and Warranties	                          6
3.02	Buyer's Representations and Warranties	                          12

ARTICLE IV	                                                           12

DUE DILIGENCE AND DEFECT PROCEDURE	                                   12
4.01	Buyer's Review of the Assets	                                    12
4.02	Title Defects and Environmental Defects	                         13

ARTICLE V	                                                            17

COVENANTS	                                                            17
5.01	Pre-Closing Covenants	                                           17

ARTICLE VI	                                                           19

CONDITIONS TO CLOSING	                                                19
6.01	Conditions to Obligations of Buyer	                              19
6.02	Conditions to Obligations of Seller	                             20

ARTICLE VII	                                                          21

CLOSING	                                                              21
7.01	Closing	                                                         21

ARTICLE VIII	                                                         22

OBLIGATIONS AFTER CLOSING	                                            22
8.01	Post-Closing Adjustments	                                        22
8.02	Taxes	                                                           22
8.03	Survival	                                                        22
8.04	Allocation of Certain Rights and Obligations	                    22
8.05	Indemnification Procedures	                                      24
8.06	Surety Arrangements	                                             24
8.07	Financial Statements	                                            25

ARTICLE IX	                                                           25

MISCELLANEOUS	                                                        25
9.01	Governing Law	                                                   25
9.02	Announcements	                                                   25
9.03	Notices	                                                         25
9.04	Further Assurance	                                               26
9.05	Disclaimer of Warranties	                                        26
9.06	Entire Agreement	                                                26
9.07	Headings	                                                        27
9.08	Assignment	                                                      27
9.09	No Third-Party Beneficiaries	                                    27
9.10	Confidentiality	                                                 27



LIST OF SCHEDULES


				1.01(a)		Allocated Value

				1.01(b)		Asphalt Contracts

				1.01(s)		Equipment Leases

				1.01(t)		Facilities

				1.01(y)		Leased Equipment

				1.01(bb)	Owned Equipment

				1.01(cc)	Petro Source Intellectual Property

				1.01(ee)	Excluded Products Inventory

				1.01(gg)	Real Estate Leases

				1.01(kk)	Technology Licenses

				3.01(d)		Licenses

				3.01(e)		Contracts

				3.01(g)		Litigation

				3.01(h)		ERISA

				3.01(j)		Financial Arrangements

				3.01(k)		Insurance and Bonds

				3.01(o)		Employees

				3.01(r)		Environmental & Other Claims

				3.01(s)		Products Inventory

				3.01(t)		Suppliers and Customers

				5.01(c)		Required Consents and Approvals

LIST OF EXHIBITS


				Exhibit A	Conveyance

				Exhibit B 	Non-Competition Agreement

				Exhibit C	Seller's Counsel Opinion

				Exhibit D	Buyer's Counsel Opinion

				Exhibit E	Estoppel Certificate

				Exhibit F 	Parent Guaranty


                           PURCHASE AND SALE AGREEMENT


	THIS AGREEMENT is made this 30th day of June, 1998 by and between PETRO SOURCE
ASPHALT COMPANY, a Texas corporation ("Seller") and CROWN ASPHALT DISTRIBUTION
L.L.C., a Utah limited liability company ("Buyer").

                                    R E C I T A L S

	A.	Seller owns certain asphalt related assets located in the states of Arizona,
 Colorado, Nevada and Utah, certain asphalt related intellectual property rights, and certain contract rights to purchase and market asphalt produced at refineries in California and Trinidad and Tobago.

	B.	Buyer desires to acquire all of Seller's right, title and interest in such assets, intellectual property rights and contract rights upon the terms set forth in this Agreement.

                                       A G R E E M E N T

	In consideration of the mutual promises contained in this Agreement, the benefits to be derived by each party, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                     ARTICLE I
                                    DEFINITIONS

	1.01	Definitions.  For all purposes of this Agreement, the
following terms shall have the meanings specified below:

		(a)	"Allocated Value" shall mean the portion of the Purchase Price allocated to various portions of the Assets by Buyer as set forth on Schedule 1.01(a).

		(b)	"Asphalt Contracts" shall mean the asphalt supply and marketing contracts described in Schedule 1.01(b).

		(c)	"Assets" shall mean, collectively, the Contracts, the Equipment, the
Facilities, the Petro Source Intellectual Property, the Products Inventory
and the Records.

		(d)	"Buyer's Environmental Investigation" shall have the meaning set forth in
Section 4.01(d).

		(e)	"Closing" shall mean the closing of title pursuant to the terms of this
Agreement, to be held at Seller's offices on the Closing Date, or such other location as may be agreed upon by the parties.

		(f)	"Closing Date" shall mean June 30, 1998, unless postponed pursuant to the terms of this Agreement, or such other date as may be agreed upon by the parties.

		(g)	"Contracts" shall mean all of the Asphalt Contracts, Equipment Leases,
Real Estate Leases, Technology Licenses and the Related Agreements.

		(h)	"Conveyance" shall have the meaning set forth in Section 7.01(a).

		(i)	"Covenant Not to Compete" shall have the meaning set forth in Section
7.01(a).

		(j)	"Damages" shall mean claims, damages, demands, causes of action, losses, costs, expenses, liabilities, penalties and judgments of any kind or character and all costs and fees, including reasonable attorneys' fees, in connection with a matter as to which a party is indemnified
pursuant to this Agreement.

		(k)	"Effective Date" shall mean June 1, 1998 at 12:01 AM  local time.

		(l)	"Encumbrance" shall mean any mortgage, lien, security interest, pledge, charge, encumbrance, adverse claim, limitation, restriction or obligation that would interfere materially with the operation, ownership or value of the Asset affected.

		(m)	"Environmental Conditions" shall mean any pollution, contamination, degradation, damage, or injury caused by, related to or arising from or in connection with the generation, use, handling, treatment, remediation, storage, transportation, disposal, discharge, release or emission of any Hazardous
Materials by, in or underlying the Assets.

		(n)	"Environmental Defect" shall have the meaning set forth in Section
4.02(c)(i).

		(o)	"Environmental Laws" shall mean all Laws that relate to the prevention, abatement or elimination of pollution, or to the protection of the environment.

		(p)	"Environmental Liabilities" shall mean that portion of Damages pertaining to any liabilities, claims, expenses, penalties, fines or other obligations, including reasonable fees of attorneys, consultants, engineers, accountants and other advisers, for environmental conditions, situations, circumstances, events or incidents on, at or concerning, originating at or relating to the
Assets arising directly or indirectly from (i) the use, transportation, handling, storage, treatment, disposal, emission, discharge, spill, leak, injection, escape, dumping, release in any work place or to the air, land, surface waters, groundwaters or other medium -- on or off site -- of any
Hazardous Substances, (ii) the related investigation, study, correction, cleanup, removal, remediation, or monitoring with respect thereto; or (iii)
 failure to obtain and to remain in compliance with permits, licenses and other authorizations required under any Environmental Laws, or failure to make in a timely fashion any report or other filing required by any federal, state or local regulatory agency having responsibility for implementation or management of any of the Environmental Laws.  Environmental Liabilities
may arise from, among other things, common law actions.

		(q)	"Equipment" shall mean all of the Leased Equipment and the Owned
Equipment, plus all other personal property, fixtures, equipment, inventory
 (other than Products Inventory) and improvements on, appurtenant to, or used or obtained by Seller in connection with the purchase, manufacture, processing, blending, storage, marketing and distribution of Products at the Facilities.

		(r)	"Equipment Leases" shall mean the capital leases described in Schedule
1.01(s) pursuant to which Seller leases the Leased Equipment from the lessor-owner thereof.

		(s)	"Facilities" shall mean the entire ownership, leasehold or other contractual interests in and to the Elko Terminal at Elko, Nevada, the
Fredonia Terminal at Fredonia, Arizona, the Fruita Terminal at Fruita,
Colorado, the Gadsby Terminal at Salt Lake City, Utah, the Iron
Springs Terminal at Iron Springs, Utah, and the Santa Maria Refinery
at Santa Maria, California, all as more particularly described in
Schedule 1.01(t) hereto, together with corresponding rights to all
Equipment located on or used in connection with the operation and maintenance of the Facilities, and together with all other ownership rights incident to the Facilities, including without limitation all leases, easements, rights-of-way, permits, licenses and orders in any way relating thereto.

		(t)	"GAAP" shall mean generally accepted accounting principles as in effect in the U.S.A. from time to time.

		(u)	"Hazardous Materials" shall mean any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation, or release into the environment of which is prohibited, controlled, regulated, or licensed pursuant to Environmental Laws.

		(v)	"Hazardous Substance" shall mean any substance currently defined as such pursuant to Section 101 of the Comprehensive Environmental Response,
Compensation and Liability Act, 42 U.S.C.A. section 9601(14).

		(w)	"Knowledge" shall mean that no information that would give Seller current actual knowledge of the inaccuracy of any statements has come to the attention of Seller's officers, directors and General Managers; however, no special or independent investigation has been undertaken to determine the accuracy of such statements.

		(x)	"Law" shall mean any law, statute, code, ordinance, order, rule, or regulation of any federal, state, county, municipal, tribal, or other government, quasi-governmental authority, or governmental instrumentality having jurisdiction to exercise such legislative or administrative power, or common law applicable to the Assets.

		(y)	"Leased Equipment" shall mean the asphalt manufacturing, blending, processing and storage equipment identified on Schedule 1.01(z) that is subject to the Equipment Leases.

		(z)	"Licenses" shall have the meaning set forth in Section 3.01(d).

		(aa)	"Owned Equipment" shall mean the asphalt manufacturing, blending, processing and storage equipment identified on Schedule 1.01(bb).

		(bb)	"Petro Source Intellectual Property" shall mean the patents, trade secrets, proprietary information, processes, copyrights, trademarks, software, know-how, technology, operating manuals and technical information described in Schedule 1.01(cc) hereto, including without limitation the Melt
Pac technology patents described in such Schedule, the asphalt "blends"
developed by Seller as described in such Schedule and all developments, improvements and enhancements to such items of intellectual property occurring prior to the Closing Date, and all pending applications for patents or other intellectual property rights, whether or not described in such Schedule.

		(cc)	"Products" shall mean all hydrocarbons, crude oil, polymers, bitumen and asphalt and all products produced therefrom, and chemicals used in association therewith, including without limitation asphalt, performance grade asphalt, synthetic crude oil and diesel fuel.

		(dd)	"Products Inventory" shall mean (i) all Products owned by Seller as of the Effective Date and held in storage or otherwise located on the Facilities plus all other Products owned by Seller as of the Effective Date that are in transit by rail or truck to the Facilities and that are to be marketed or distributed in connection with operation of the Facilities less and except
 (ii) those Products sold in June 1998 by Seller and covered by those invoices listed on Schedule 1.01(ee).

		(ee)	"Purchase Price" shall mean the sum of  $14,297,932 which is payable in cash and subject to being adjusted as provided in this Agreement.

		(ff)	"Real Estate Leases" shall mean the real estate leases relating to the
Facilities identified on Schedule 1.01(gg).

		(gg)	"Records" shall mean all data, files, records and information of Seller associated with the Assets, including, but not limited to, all lease files, accounting and financial files, computer software and all electronic files relating to the Assets, tax records, product sales and contract files, engineering and technical records, drawings, schematics, blueprints, maps and plans developed by or for Seller related to the Assets, and all other information related to any of the Assets.

		(hh)	"Related Agreements" shall mean all agreements relating to the ownership, operation or value of the Assets (other than the agreements included in the
Asphalt Contracts, the Equipment Leases and the Technology Licenses)
including without limitation all asphalt  sales, purchase, processing, operating and royalty agreements related to the Assets.

		(ii)	"Santa Maria Contract" shall mean that certain Processing Agreement dated May 1, 1995 among Seller, SABA Petroleum Company and Santa Maria
Refining Company related to the purchase and the refining of crude oil into
Products at the Santa Maria Refinery and the marketing of such Products.

		(jj)	"Survey Defects" shall have the meaning set forth in Section 3.01(c).

		(kk)	"Technology Licenses" shall mean the license agreements with third parties covering Petro Source Intellectual Property as set forth in Schedule
1.01(ll).

		(ll)	"Title Defect" shall have the meaning set forth in Section 4.02(a).


                                   ARTICLE II
                               PURCHASE AND SALE

	2.01	Agreement to Sell and Purchase; Purchase Price.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and accept the Assets for the Purchase Price, payable in immediately available funds at the Closing.  Buyer and Seller further agree that notwithstanding the sale to Buyer of all of the Petro Source Intellectual
Property and Records as part of the Assets, Seller shall retain ownership of
Seller's proprietary software (the "Excluded Software") and software Seller has purchased from third party vendors that is used in connection with the Assets, provided however, Buyer shall have a nonexclusive, perpetual,  royalty free, paid up license to use the Excluded Software.

	2.02	Adjustment to Purchase Price. The Purchase Price shall be adjusted as of the Effective Date in the manner described in this Section
2.02.  The Purchase Price shall be adjusted at Closing pursuant to the
"Preliminary Settlement Statement" prepared by Seller and submitted to Buyer five days prior to Closing for Buyer's comment, review and approval.  The
Preliminary Settlement Statement shall set forth the Closing
Amount and all Purchase Price adjustments and associated calculations.  The term "Closing Amount" means the Purchase Price adjusted as provided in this
Section 2.02, using the best information available.  After Closing, the
Purchase Price shall be adjusted pursuant to the Final
Settlement Statement delivered pursuant to Article VIII.

		(a)	Proration of Income and Expenses.  Income and expenses from the operation of the Assets prior to and as of the Effective Date shall be for the account of
Seller and after the Effective Date for the account of Buyer.  The following items of income, cost and expense shall be pro-rated between Seller and Buyer as of the Effective Date in the manner set forth below:

		(i)	Rentals (whether prepaid or paid in arrears), license fees or other fees, rentals or charges paid or payable under any of the Contracts assumed by Buyer shall be pro-rated on the basis of the number of days of the time period to which such fees, rentals or charges relate elapsed through the Effective Date;

		(ii)	All real and personal property taxes and assessments with respect to the Assets shall be pro-rated on the basis of the number of days of the time period to which such taxes and assessments relate elapsed through the
Effective Date; and

		(iii)	Charges and rents for utilities (including, without limitation, electricity, fuel, water, sanitation and trash disposal) and other services and goods furnished to, or in connection with, any of the Assets shall be pro-rated on the basis of the number of days of the time period to which such expenses relate elapsed through the Effective Date.

		(b)	Accounts Receivable.  The Purchase Price shall not include any amounts for or rights to any accounts receivable attributable to the Assets and periods prior to the Effective Date, and the Purchase Price shall not be increased for any such accounts receivable.  After Closing Buyer agrees to use reasonable efforts to collect any such pre-Effective Date accounts receivable on behalf of Seller and shall remit to Seller any amounts collected within a reasonable time after receipt; provided, however, that
Buyer shall have no liability to Seller if its collection efforts are not successful.


                               ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

	3.01	Seller's Representations and Warranties.  Seller hereby represents and warrants to Buyer, which representations and warranties shall be true and correct as of the Closing Date as if expressly restated on the Closing Date, that:

		(a)	Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own and operate its properties and to carry on its business as now and where being conducted, and to sell the Assets.

		(b)	Authority.  All necessary consents and approvals have been obtained by
Seller for the execution and delivery of this Agreement.  The execution and delivery of this Agreement, and all documents to be executed and delivered by
Seller pursuant to this Agreement have been duly and validly authorized and approved by all necessary action of Seller, including appropriate resolutions of the Board of Directors and shareholders of Seller.  This Agreement is, and such other documents when executed and delivered by Seller will be, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

		(c)	Good Title and Repair.  On the Closing Date, Seller shall have full legal power, right and authority to sell and convey to Buyer legal and beneficial title to the Assets and such sale to Buyer shall transfer good and marketable and indefeasible title thereto, free and clear of all security interests, liens, pledges, charges and encumbrances of every kind, subject, however, to the consents and approvals described in Section 5.01(c).  With respect to real property interests included in the Assets, in addition to the representations and warranties contained in the prior sentence, such real property interests shall be free and clear of Survey Defects.  For purposes of this Agreement any encroachments or violations of lot or building lines or any encroachments over recorded easements shall constitute "Survey Defects".  Seller has no Knowledge of liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due, whether incurred in respect of Seller's income for
any period, or arising out of transactions entered into, or any state of facts existing prior hereto, which have become or may become a lien against the Assets.  At the Closing Date, the Equipment
used in the operation of the Assets as currently conducted shall be in good working order and repair, shall be suitable and adequate for such current use in all material respects, and shall comply in all
material respects with applicable rules, regulations and standards of all governmental authorities regarding such use.

		(d)	Licenses and Permits.  Schedule 3.01(d) sets forth all licenses, permits, operating authorizations and other agreements and approvals from governmental authorities and utilities, and all material easements, rights-of-way and other similar access agreements held by Seller in connection with the Assets (the
"Licenses").  The Licenses constitute all of the Licenses
that are necessary to own and operate the Assets lawfully; and each of the
Licenses is validly issued, in good standing and in full force and effect.
Where the Assets are currently in operation, the Licenses constitute all of the Licenses that are necessary to operate the Assets in the manner in which the Assets are now operated.  Except as described in Schedule 3.01(d)
hereto, Seller is not in violation of any License and, to the extent permitted by the issuing authority, all of the Licenses shall be transferred to Buyer at the Closing at Seller's expense.  The Assets have been operated in material compliance with all Licenses and all applicable Laws.  Seller has delivered or made available to Buyer a true and correct copy of each
License.

		(e)	Contracts.

		(i) Schedule 3.01(e) is a complete and accurate list of all material
Contracts included in or affecting the Assets, except for the Asphalt
Contracts listed in Schedule 1.01(b), the Equipment Leases listed in
Schedule 1.01(s) and the Technology Licenses listed in Schedule 1.01(kk).
Seller has delivered or made available to Buyer a true and correct copy of each Contract (as amended to date) set forth on Schedule 3.01(e) and the other schedules referenced in this paragraph.

		(ii)	All Contracts included in or affecting the Assets are in full force and effect.  Seller is not in material default under any of the Contracts included in the Assets nor has any event occurred that, upon notice, the passage of time or otherwise, would constitute a material default by Seller under any such
Contract.  No other party to a Contract included
in or affecting the Assets to which Seller is a party has asserted or, to the Knowledge of Seller, threatened to assert any claim to terminate, cancel, rescind or procure a judicial reformation of any such Contract or any provision thereof or has otherwise failed or refused
to perform its obligations as set out in such Contracts.

		(iii)	Except as set forth in Schedule 3.01(e), Seller is a party to all
Contracts that are reasonably necessary to conduct the business of Seller regarding the Assets as currently conducted.  Except for Contracts set forth in Schedule 3.01(e), the Assets are not subject to any marketing or distribution agreements, agency or royalty agreements applicable to the sale, distribution or marketing of Products from or relating to the Assets.

		(f)	No Breach.  Except to the extent that individual Contracts are subject to consents to assignment, the execution, delivery and performance of this
Agreement by Seller will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation of Seller, or any mortgage, agreement or other instrument to which Seller is a party or by which Seller or the Assets is bound.  The execution, delivery and
performance of this Agreement will not result in the creation of any security interest, lien, pledge,
charge or encumbrance upon the Assets.

		(g)	Litigation.  Except as set forth in Schedule 3.01(g), there is no outstanding judgment against Seller and there is no litigation, proceeding or investigation pending, or, to Seller's Knowledge, threatened against
Seller which individually or in the aggregate might result in any materially adverse change in Seller's business condition (financial or otherwise), properties or assets, or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.  Except as set forth in Schedule 3.01(g), there are no proceedings pending to which Seller is a party or, to Seller's Knowledge, threatened, nor any demands by any governmental authority, utility or other party, to terminate, modify or materially and adversely change the terms and conditions of Seller's rights with respect to any of the Assets.

		(h)	ERISA.  Except as set forth in Schedule 3.01(h), Seller is not a party to anyemployment agreement, collective bargaining agreement, pension, profit sharing, retirement, deferred compensation, or bonus or stock purchase plan relating to its employees that are involved in any manner with the operation, marketing or administration of Seller's business related to the Assets which shall survive the Closing.  Seller does not, is not required to, and never has been required to contribute to a multi-employer plan, as such term is defined in the Employee Retirement Income Security Act of 1974, as amended
("ERISA").  Seller has never incurred and will not incur any liability, including withdrawal liability, as such term is defined in ERISA, in connection with the termination of any single employer plan or any multi-employer plan.  There are no disputes or controversies pending or claim for monies owed by or, to Seller's Knowledge, threatened with or by any of its employees which would materially affect any of the Assets.  There is not in effect, nor has there ever been in effect, with respect to any such employees, nor is there, nor has there ever been, any obligation to establish or contribute to, any plan, fund or program covered by ERISA, nor has any trust under any such plan incurred any "accumulated funding deficiency,"
"unfunded current liability," or "funded current liability percentage of less than 100 percent" as such terms are defined in section 302 of ERISA and section 412 of the Internal Revenue Code of 1986, as amended (whether or not waived), since the effective date of such sections 302 and 412.

		(i)	Taxes and Assessments.  All tax returns and reports required to be filed have been filed, and all taxes, assessments, governmental charges and penalties due and payable by Seller with respect to the Assets have been paid.  There are no suits, actions, claims, investigations, inquiries or proceedings pending or, to Seller's Knowledge, threatened against Seller with respect to the Assets in respect of any taxes, assessments, governmental charges or penalties.

		(j)	Financial Arrangements. Schedule 3.01(j) attached hereto is an accurate and complete list of all amounts outstanding and other material information with regard to all current letters of credit, surety bonds and other financial or surety arrangements utilized or required to be provided by
Seller in connection with the Assets.

		(k)	Insurance and Bonds.  Schedule 3.01(k) attached hereto is an accurate and complete list of all insurance policies and bonds of Seller which relate in any way to the ownership, use or operation of the Assets.  Such policies are each outstanding and in full force and effect on the date hereof, are valid and enforceable in accordance with their terms, and to Seller's
Knowledge are with financially sound and reputable insurance companies.  No insurance carrier has refused any application for insurance by Seller with respect to any of the Assets.  Seller shall maintain such policies in force until the close of business on the Closing Date.

		(l)	Schedules.  To Seller's Knowledge, all of the Schedules to this Agreement are accurate and complete in all material respects as of the date hereof.

		(m)	No Misstatement or Omission.  No representation or warranty by Seller, or any statement or certificate furnished by Seller to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

		(n)	Intellectual Property Filings.  All material affidavits, certificates, disclosures, filings, reports, statements, notices and payments required to be made to the United States Patent Office or other applicable governmental authorities and which are material to the ownership or operation of the
Assets or the protection of the Petro Source Intellectual Property have been made.  The Petro Source Intellectual Property constitutes all of the intellectual property rights reasonably necessary for the operation of the
Assets and marketing of Products as currently conducted, and all processes and operations used in connection with the manufacture and distribution of
Products in connection with the Assets are in compliance with and do not violate or conflict with the intellectual property rights of any third party.

		(o)	Employees.  Schedule 3.01(o) hereto is a complete list of all persons employed as of the date of this Agreement by Petro Source Corporation in the operation of the Assets, the job title or description of each of such persons and the salary or other compensation made or payable to each of such persons, provided, however, such Schedule does not include executive, managerial, general corporate, finance, general accounting or administrative personnel whose office is in Houston, Texas who devote some or all of their time to the management or administration of matters affecting the Assets.
To Seller's Knowledge there is no current union organization activity involving Seller or the above listed employees or business or threats of strike, work stoppages or any pending demands for collective bargaining by any union or organization.  Seller is not a party to any employment agreement, collective bargaining agreement, pension, profit sharing, retirement, deferred compensation, stock purchase plan or any other arrangement relating to the above listed employees that operate the Assets, other than those plans or arrangements listed on Schedule 3.01(o).

		(p)	No Broker.  Except for agreements or instruments listed on Schedule
3.01(e), Seller has not incurred or become liable for any commission, fee or other similar payment to any broker, agent, finder or other intermediary in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.  Seller agrees to indemnify and save
Buyer harmless from any and all liens or demands made upon Buyer for any commissions or fees by any broker or agent claiming through Seller in connection with this transaction.

		(q)	Adverse Agreements.  Except for agreements or instruments listed on
Schedule 3.01(e), Seller is not a party to any agreement or instrument or subject to any charter or other corporate restriction or decree, rule or regulation which materially and adversely affects or, so far as Seller can now foresee, may in the future materially and adversely affect the conduct of the business and operations of the Assets or the business, operations, properties, assets or condition, financial or otherwise, of Seller.  Seller has not entered into any agreement with any person that has not been terminated as of the date hereof with respect to (except in the ordinary course of business) the sale, lease, exchange or any other disposition of any of the Assets.  Seller is not liable for, or aware of any claim or basis for any claim for, any penalty, damages or other amount that may be payable by the Seller in respect of any such agreement, whether or not terminated.

		(r)	Environmental and Other Claims.  Except for facts or circumstances that would not have a material and adverse effect on the Assets, and except as set forth in Schedule 3.01(r):

		(i)	The Assets have been used by Seller solely for asphalt manufacture, processing and marketing and related operations.  The Assets have not been used by Seller or to Seller's Knowledge, by anyone else, for the treatment, storage, disposal, processing, remediation, transportation or transmission of any Hazardous Materials (except that the Assets have been used for the receiving, storage, and blending of asphalt and blendstock for the purpose of having such material transported to job sites) or as a landfill or other waste disposal site, other than for disposal of non-Hazardous Materials in compliance with Environmental Laws.  There has not been any unremediated spill, discharge, release or other handling of Hazardous Materials on, in, through, from or under the Assets prior to the date hereof that will subject
Buyer to any loss, liability or expense for any remediation, removal or other corrective action or for any fines or penalties for violations of
Environmental Laws.  No Environmental Conditions currently exist with respect to the Assets.

		(ii)	There are no Hazardous Materials currently in, on or under the Assets, except those not in violation of Environmental Laws.

		(iii)	Seller has not received notice of any investigation, inquiry, administrative or other proceeding, order, notice, consent order, agreement, litigation, claim, action, remedial obligation or settlement with respect to
Hazardous Materials, Environmental Laws or Environmental Conditions with respect to the Assets.

		(iv)	None of the Assets is currently listed on, or to Seller's Knowledge has ever been listed on, any list of a governmental authority concerning
Environmental Conditions.

		(v)	There are no liabilities, whether under Environmental Laws or common law, to any governmental authority or to any private person in connection with any release, discharge, spill, disposal, storage, treatment, processing, remediation, transportation, transmission or other handling of
Hazardous Materials which would have a material adverse effect on the operation, production or value of the Assets.

		(vi)	The Assets are in material compliance with all applicable
Environmental Laws and neither Seller nor its agents have filed or given any notice or report under any Law indicating or reporting any past or present treatment, storage, disposal, processing, remediation, transportation, transmission or other handling, or any material spill, discharge or release, of any Hazardous Materials with respect to the Assets or the operation thereof.

		(vii)	Seller has not entered into and, to Seller's Knowledge, no predecessor-
in-interest to Seller has entered into, or is subject to, any agreement, consent order, decree, judgment, or license or permit conditions or, to
Seller's knowledge, other directive of governmental authorities based on any
Environmental Laws that relate to the future use of any of the Assets or that require any change in the present condition of any of the Assets.

		(s)	Products Inventory.  Schedule 3.01(s) sets forth a true and correct cost of this Products Inventory as of the Effective Date.  The Products Inventory,
wherever located, consists of items of quality and quantity usable or saleable in the normal course of business of Seller, as heretofore conducted by it
(except to the extent written down and valued as provided below).  As of the
Closing Date, items of below standard quality and items not usable in the ordinary course of business of Seller will have been written down and valued in accordance with good business practice to estimate net realizable market values.  All Products Inventory of Seller has been acquired in the ordinary course of business and has been reduced (or increased) since the Effective
Date only in the ordinary course of business.

		(t)	Suppliers, Distributors and Customers.  Schedule 301(t) lists, by dollar volume for the year to date, (i) the ten largest suppliers of Seller, and (ii)
the ten largest direct purchasers of Seller's products.  In the last 12 months, no such supplier or customer of Seller has notified Seller in writing or otherwise that it has canceled or otherwise terminated its relationship with Seller.  Seller has no reason to believe that any customer or supplier will terminate its business relationship with the Buyer as a result of the consummation of the transactions contemplated by this Agreement.

	3.02	Buyer's Representations and Warranties.  Buyer hereby represents and warrants to Seller, which representations and warranties shall be true and correct as of the Closing Date as if expressly restated on the Closing
Date, that:

		(a)	Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the
State of Utah and has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted.

		(b)	Authority.  The execution and delivery of this Agreement by Buyer has been duly and validly authorized and approved by all necessary action of
Buyer, including appropriate approvals by all of the members of Buyer.
Buyer has full power and authority and the legal right to enter into this
Agreement and to consummate the transactions contemplated herein.  This
Agreement is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

		(c)	No Misstatements or Omissions.  No representation or warranty of Buyer, or any statement or certificate furnished by Buyer to Seller hereunder or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

		(d)	Brokers.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Seller shall have any obligation or liability.


                                     ARTICLE IV
                         DUE DILIGENCE AND DEFECT PROCEDURE

	4.01	Buyer's Review of the Assets.

		(a)	Access to Personnel.  Upon execution of this Agreement Seller shall furnish to Buyer and its authorized representatives reasonable and prompt access, upon request, to its officers and employees, and to Seller's contractors and agents for the purpose of providing Buyer with information relating to the Assets in connection with Buyer's due diligence review.

		(b)	Access to Records.  Upon execution of this Agreement Seller shall furnish to Buyer and its authorized representatives, at Seller's offices in
Houston, Texas and Salt Lake City, Utah, for inspection and copying, all
Records in the possession or control of Seller pertaining to the Assets.
To the extent any of the Records are not in the possession or control of
Seller, Seller shall use all reasonable efforts to secure copies of or access to such Records in the possession of third parties.  None of the
Records shall be released to Buyer until and unless the sale of the Assets occurs as contemplated by this Agreement.  If for any reason such sale of the Assets does not occur, all Records provided to Buyer and all copies or summaries of the Records shall be returned to Seller.

		(c)	Access to Assets.  Upon execution of this Agreement, to the same extent
Seller has such right, Buyer and its authorized representatives shall have access to the Assets at Buyer's sole cost and expense at all reasonable times, and shall have the right to conduct operational tests, equipment inspections and any other investigation of the Assets on prior notice to
Seller and upon agreement with Seller as to the time and place of such activities.

		(d)	Buyer's Environmental Investigation.  Prior to the Closing Buyer agrees to conduct, or cause to be conducted, at Buyer's sole cost and expense, an environmental assessment of the Assets ("Buyer's Environmental
Investigation").  Subject to the consent and cooperation of the parties,
Seller agrees to cooperate with reasonable requests by Buyer and its authorized representatives to conduct Buyer's Environmental Investigation.
Buyer and its authorized representatives have the right to enter upon the
Assets, inspect the same, conduct soil and water tests and borings, and conduct such other tests, examinations, investigations, and studies as may be necessary or appropriate in Buyer's reasonable judgment for the preparation of appropriate engineering and other reports relating to the Assets and their environmental condition.  Except to the extent otherwise required by law, Buyer shall exercise all due diligence in safeguarding and maintaining as confidential all Records or information acquired during Buyer's
Environmental Investigation, and all such Records and information shall be subject to the confidentiality provisions of this Agreement.  Buyer shall disclose to Seller the discovery of any potential Environmental Conditions,
Hazardous Materials, Hazardous Substances or suspected violations of
Environmental Laws revealed through Buyer's Environmental Investigation.

		(e)	Waiver and Release.  Buyer waives and releases and agrees to defend, indemnify, and save and hold Seller harmless against, all claims against
Seller, its affiliates, directors, officers, employees, and agents for injury to or death of persons or damage to property arising in any way from
Buyer's review of the Assets pursuant to this Section 4.01.  The indemnification provisions of this Section shall survive the Closing.

	4.02	Title Defects and Environmental Defects.

		(a)	Title Defects Defined.  Any Encumbrance, fact, circumstance or occurrence, other than the inability to obtain a required consent to assign as described in Section 4.02(g), that causes Seller not to have marketable title to any Assets shall constitute a "Title Defect."

		(b)	Title Defect Procedures.  The parties shall proceed as follows regarding
Title
Defects claimed by Buyer:

		(i)	Notice.  To assert a claim in respect of Title Defects, Buyer must give written notice to Sellers on or before the Closing Date.  Such notice shall include: a description of the Title Defect; the basis for the Title Defect that Buyer believes causes such Assets to be treated as a Title Defect; the portion of the Assets affected by the Title Defect; and, to the extent determinable, the amount by which Buyer believes the Allocated Value of the Assets has been reduced because of the Title Defect and the computations and information upon which Buyer's belief is based.  If the Title Defects covered by such notices in the aggregate reduce the Allocated Value of the
Assets by $1,000,000 or more, neither party shall be under any obligation to close the transactions contemplated by this Agreement unless and until there is mutual agreement as to how such Title Defects shall be resolved.  If any notice required by this subparagraph (i) is not timely delivered, Buyer shall thereafter have no right to claim a Title Defect with respect to any matters of which Buyer was aware, or of which a reasonable purchaser exercising normal prudence should have been aware, as of the Closing Date;
provided, however, that such waiver shall not apply to any claim by
Buyer for breach of the warranty of title contained in the assignment of the
Assets delivered by the Seller at the Closing.

		(ii)	Title Defects.  In the case of Title Defects affecting one or more of the Assets, the Purchase Price shall be adjusted to reflect the proportionate amount of the Assets affected by such Title Defect in accordance with the
Allocated Value of such Asset.

		(iii)	Response to Notices; Failure to Respond.  Seller shall have until the
Closing Date in which to respond to any notice timely delivered pursuant to this subsection (iii).  Such response may include an objection to the existence or amount of any claimed Title Defect or adjustment, or an election to cure any claimed Title Defect.  Failure to so respond by Seller shall constitute a waiver of any rights to cure or object to Title Defects timely asserted by Buyer.  If Seller waives any rights to cure or object to a Title Defect, the Purchase Price shall be reduced by the amount of such
Title Defect claimed by Buyer in its notice.

		(iv)	Election to Cure.  If Seller elects to cure or object to a claimed
Title Defect, the Closing shall proceed if otherwise permitted by this
Agreement, and the Purchase Price shall be reduced by the amount of such
Title Defect claimed by Buyer in its notice (pending such cure or resolution of such objection).  If Seller elects to cure (in its response or after arbitration) Seller shall then have until 120 days after the Closing, or, if arbitration occurs, 60 days after the arbitration proceedings set forth in subsection (v) are completed, to cure the underlying Title Defect at its sole cost, risk and expense.  The deadline for completing such cure may be extended by Buyer if it is satisfied with the progress made by Seller.  If by such date Seller can demonstrate to Buyer's reasonable satisfaction that such Defect has been cured, then Seller shall be entitled to reimbursement by Buyer for the amount of the Purchase Price adjustment made at Closing as a result of such Defect.  Buyer shall pay such amount in immediately available funds to Seller within five (5) business days of the date Seller demonstrates to Buyer's reasonable satisfaction that such Defect has been cured.

		(v)	Arbitration.  If Seller and Buyer cannot agree on the amount of a Title
Defect adjustment, whether a Title Defect exists or (before or after the
Closing) whether a Title Defect has been cured, then such issue shall be submitted to binding arbitration in accordance with the following procedures.
At any time after a party concludes that Buyer and Seller are unable to agree to a mutually satisfactory resolution of any arbitrable issue, such party shall serve on the others, and on the arbitrator, a written demand for arbitration, specifying the issues to be arbitrated.  An arbitrator to be selected through the procedures of the American Arbitration Association, and who shall have appropriate expertise in the subject matter of the dispute, shall serve as sole arbitrator.  The arbitrator shall conduct a hearing in
Salt Lake City, Utah, no later than 30 days following service of the arbitration demand, at which Seller and Buyer shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required, but the arbitrator shall consider any evidence and testimony that (s)he determines to be appropriate.
The arbitrator shall render the decision within 30 days following conclusion of the hearing.  Such decision may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court.  The costs and fees of the arbitrator shall be borne by Buyer and
Seller as determined by the arbitrator's decision, but each party shall bear its own attorneys' fees and other expenses of the arbitration.

		(c)	Environmental Defect Procedures.  The parties shall proceed as follows regarding Environmental Defects claimed by Buyer:

		(i)	Notice.  If Buyer determines reasonably and in good faith that, with respect to any portion of the Assets, there is a violation of, noncompliance with or remedial obligation pursuant to Environmental Laws or an
Environmental Condition ("Environmental Defect"),  Buyer shall given written notice thereof to Seller on or before the Closing Date.  Such notice shall specify the alleged violation or noncompliance, the alleged remedial obligation and estimated remedial costs associated therewith, the portion of the Assets purportedly affected and Buyer's proposed adjustment to the
Purchase Price on account thereof, taking into account the Allocated Values for the portion of the Assets involved.  If the Environmental Defects covered by such notices in the aggregate reduce the Allocated Value of the
Assets by $1,000,000 or more, neither party shall be under any obligation to close the transactions contemplated by this Agreement unless and until there is mutual agreement as to how such Environmental Defects shall be resolved.
If any notice required by this subsection (i) is not timely delivered, Buyer shall thereafter have no right to claim an Environmental Defect with respect to any violation of, noncompliance with or remedial obligation pursuant to
Environmental Laws or an Environmental Condition of which Buyer was aware, or of which a reasonable purchaser exercising normal prudence should have been aware, as of the Closing Date.

		(ii)	Response to Notice; Failure to Respond.  Seller shall have until the
Closing Date in which to respond to any notice timely delivered pursuant to subsection (i).  Such response may include an objection to the existence or amount of any claimed Environmental Defect or adjustment, or an election to cure any claimed Environmental Defect.  Failure to so respond by Seller shall constitute a waiver of any rights to cure or object to Environmental
Defects timely asserted by Buyer.  If Seller waives any rights to cure or object to an Environmental Defect, the parties shall negotiate in good faith to agree on a mutually acceptable Purchase Price adjustment adequate to compensate Buyer for accepting such Environmental Defect.  If the parties do not reach an agreement pursuant to the immediately preceding sentence by the day before the Closing Date, then Buyer shall have the right to terminate this Agreement by written notice to Seller delivered before
5:00 p.m. Central Daylight Time on the day before the Closing Date.  If Buyer does not timely exercise such right to terminate the Agreement, then the
Closing shall proceed if otherwise permitted by this Agreement, and Seller shall have no further obligation whatsoever to Buyer with respect to such
Environmental Defect, except as provided in Article VIII.

		(iii)	Election to Cure.  If Seller timely elects to cure any Environmental
Defect, then at Closing, a portion of the Purchase Price equal to the
Allocated Value of the Assets affected by Environmental Defects that Seller elects to cure shall be placed in escrow with a mutually agreed escrow agent.
After Closing, Seller shall diligently solicit bids to perform such curative work and, within five (5) business days after receipt of such bids, propose to Buyer a written plan describing the proposed curative action with respect to such Environmental Defect ("Cure Plan").  Buyer shall then have five (5) business days within which to approve or disapprove the Cure Plan by written notice to Seller.  Buyer's failure to timely give such notice shall be deemed approval of the Cure Plan.  If Buyer disapproves the
Cure Plan, the parties shall negotiate in good faith for ten (10) days to agree upon a mutually acceptable Cure Plan.  If such agreement is not obtained, then the issue shall be submitted to binding arbitration pursuant to the arbitration procedures set forth in Section 4.02(b)(vi).  If
Buyer approves Seller's Cure Plan, Seller shall promptly commence and diligently carry out to completion the Cure Plan at its sole risk, cost and expense, and upon completion of the approved Cure Plan the escrow agent shall promptly disburse to Seller the portion of the Purchase Price placed in escrow on account of such Environmental Defect.

		(iv)	Objection.  If Seller timely objects to the existence or amount of any claimed Environmental Defects which in the aggregate reduce the Allocated
Value of the Assets by $100,000 or more, and the parties are unable to resolve their disagreement prior to Closing, Seller may elect at Closing to either (i) exclude the Assets affected by such Environmental Defect from the transactions contemplated by this Agreement, or (ii) submit the issue to binding arbitration pursuant to the arbitration procedures set forth in
Section 4.02(b)(vi).  In either event, the Purchase Price shall be reduced by the Allocated Value of the affected Assets, pending the outcome of the arbitration if that option is selected.

		(d)	Duplicating Adjustments Not Permitted.  The maximum amount by which the
Purchase Price may be adjusted pursuant to this Section at Closing with respect to each Defect shall be the Allocated Value for that portion of the
Assets affected by such Defect; provided, however, that multiple Defects affecting the same Assets may only be combined where appropriate to equal but not exceed the Allocated Value for such Assets in making such adjustments; and provided further that if the aggregate amount of the claimed Environmental Defects, or the estimated costs to cure or remediate such Environmental Defects, exceeds the Allocated Value of the portion of the
Assets affected, Buyer may elect to exclude the affected portion of the
Assets from the transaction until cured or resolved in Seller's favor.

		(e)	Termination for Claimed Defects.  If the Title or Environmental Defects
(including without limitation items treated as Title Defects pursuant to
Section 4.02(f) below) timely asserted by Buyer in the aggregate exceed the sum of $1,000,000, then either party may elect by notice delivered to the other no later than the Closing to terminate this Agreement, in which event neither Seller nor Buyer shall thereafter be under any further obligation pursuant to this Agreement.

 	(f)	Additional Defective Interests.  If prior to the Closing any of the representations or warranties of Seller with regard to the Assets set forth in Section 3.01 is discovered not to be true and correct in any material respect, then such portion of the Assets that is adversely affected by such event (considered on a separate basis as set forth in Schedule 1.01(a))
may be deemed by Buyer to be subject to a Title Defect and shall be subject to the curative and purchase price adjustment provisions of this Section
4.02.

		(g)	Indemnification Obligations Undiminished.  Notwithstanding anything to the contrary within this Section 4.02, any adjustment of the Purchase Price, completion of a Cure Plan or other actions undertaken by Seller with regard to Environmental Defects shall not effect nor diminish Seller's indemnity obligations under Article VIII.

                                      ARTICLE V
                                      COVENANTS

	5.01	Pre-Closing Covenants.

		(a)	Conduct of Business.  Seller covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing
Date:

		(i)	Seller shall conduct its business only  in the ordinary course and shall preserve intact the Assets, including, but not limited to, maintaining in effect the casualty and liability insurance on the Assets heretofore in force, and complying with applicable laws and pertinent provisions of all
Contracts and Licenses to which it is a party or is otherwise bound.
Seller shall use all reasonable efforts to preserve the goodwill of the customers, suppliers and others having business relations with the Assets.

		(ii)	The Assets shall not be sold,  transferred, conveyed, encumbered or otherwise disposed of, except for the use of inventory and the disposition of damaged or defective equipment or material or otherwise in the normal course of business.

		(iii)	Seller shall use all reasonable efforts to cause the appropriate parties to approve and consent to the transfer or assignment by Seller to
Buyer of all rights under and pursuant to the Contracts and the Licenses.

		(b)	Title Commitment; Survey.  Seller covenants and agrees to furnish to
Buyer at Seller's expense, on or before Closing, (i) a title insurance commitment with respect to each of the Facilities that is owned by Seller from a title insurance company acceptable to Buyer showing marketable title to such real property in Seller and insuring such title in the amount equal to the approximate fair market value, and (ii) a currently certified survey of each of such Facilities by a licensed land surveyor showing the location of all buildings, structures and building lines and showing encroachments of improvements from or onto adjoining properties.  On or before August
1, 1998, Seller shall, at its expense, cause the title insurance companies to issue policies of title insurance in the name of Buyer in accordance with the commitment.

		(c)	Consents and Approvals.  Seller covenants and agrees to use its reasonable best efforts to obtain, at or prior to Closing, all necessary consents and approvals necessary for the transfer of or assignment to Buyer of the Assets and to obtain written acknowledgment from the other parties to the Asphalt Contracts, the Equipment Leases and the lease with PacifiCorp on the Gadsby Terminal and all other Real Estate Leases or royalty agreements affecting the Assets, that such contracts are in full force and effect, such acknowledgments to be in the form of the Estoppel Certificate attached hereto as Exhibit E (the "Estoppel Certificates").  Buyer covenants and agrees that it will fully cooperate with Seller, do all things reasonably necessary to assist Seller and use its reasonable best efforts to assist
Seller in obtaining all such consents and approvals, including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought.  A complete and accurate list of such consents and approvals is set forth in Schedule 5.01(c).

		(d)	Maintenance of Assets.  From and after the execution and delivery of this Agreement to and including the Closing Date, Seller shall diligently maintain in reasonably good operating condition and repair the physical condition of the Assets, ordinary wear and tear excepted.

		(e)	Filings, Notices and Fees.  From and after the execution and delivery of this Agreement to and including the Closing Date, Seller shall timely make all filings and submissions and give all notices (and pay all fees, taxes, royalty and otherwise, assessments and costs) for or required during such period.

		(f)	Ordinary Course.  From and after the execution and delivery of this
Agreement to and including the Closing Date, Seller shall not (i) terminate or amend any of the Licenses, (ii) enter into, make, renew, modify or cancel any material Contract regarding the Assets, or (iii) sell, assign, lease, encumber, hypothecate or otherwise transfer or dispose of any of the Assets except in the ordinary course of business.

		(g)	Bulk Sales Law.  Seller has provided to Buyer, or Seller shall provide to Buyer on or before the Closing, a certificate containing a complete and accurate list of all of Seller's creditors, their business addresses and the amount due each such creditor, including the names of all persons who are known to Seller to assert claims against Seller even though such claims are disputed, all in accordance with the provisions of the Uniform Commercial
Code in effect in the States where the Assets are located.

		(h)	Obligation to Close.  Seller and Buyer each shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

		(i)	Petro Source Employees.  If the Closing does not occur for any reason, for a period of two years after the termination of this Agreement neither
Buyer nor any affiliated entity will solicit for employment or consulting position  any management or executive level salaried employees of Petro
Source Corporation engaged for all or substantially all of their working time in the management and operation of the Assets (the "Business
Executives") or induce or attempt to induce or persuade any Business
Executive to terminate his or her employment relationship with Petro Source
Corporation or assist any other person or entity in doing the foregoing.

		(j)	Storage.  To help facilitate the resolution to the litigation involving
Enichem Elastomers Americas, Inc. referred to on Schedule 3.01(g) to the
Purchase Agreement, the Buyer will permit Seller to continue to store the
Enichem Polymer located at the Gadsby Terminal for a period of 12 months from the date of closing.  Until such polymer is removed from Buyer's property, Buyer may purchase such polymer at a price equal to Seller's cost of such inventory.  Buyer will use all reasonable efforts to maintain and protect such polymer, including from sun and weather degredation.

                              ARTICLE VI
                          CONDITIONS TO CLOSING

	6.01	Conditions to Obligations of Buyer.
The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject, at the option of Buyer, to the satisfaction of the following conditions:

		(a)	Each of the representations and warranties of Seller contained in this
Agreement shall be true in all material respects at and as of the Closing, as if such representation or warranty were made at and as of the Closing.

		(b)	Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

		(c)	No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or unreasonably delay the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the transactions or make illegal the payments due under this Agreement.

		(d)	Seller shall have obtained, in form satisfactory to Buyer in its reasonable judgment, all consents and approvals set forth in Schedule
5.01(c) and all Estoppel Certificates from other parties to the Contracts as set forth in Section 5.01(c).  If all of the consents, approvals and
Estoppel Certificates required by this Section 6.01(d) have not been obtained by five days prior to the Closing Date, then the parties agree to negotiate in good faith a mutually acceptable arrangement on the basis of which Buyer is willing to waive the condition to closing in this paragraph.
Such arrangement could include, among other things, an extension of time beyond the Closing Date to obtain certain approvals, a deletion of certain
Contracts from the Assets or arrangements by which Seller would sublease to
Buyer the rights under certain Contracts in exchange for suitable assurances of performance.  If the parties are unable to agree on such an arrangement by the Closing Date, then Buyer shall retain its right to use the failure to satisfy the condition contained in this section in whatever manner is permitted by the terms of this Agreement.

		(e)	If prior to the Closing any of the Assets are substantially damaged or destroyed by fire or other casualty, Seller at its sole option and cost shall have repaired such damage or, in the case of personal property or fixtures, replaced them with equivalent items, no later than the Closing
Date, all to Buyer's reasonable satisfaction.  If Seller has elected not to so repair or replace the affected Assets, then Buyer shall have the option to either (i) exclude the affected Assets from the sale and reduce the
Purchase Price by the Allocated Value of the affected Assets, or (ii) elect not to close the transactions contemplated hereby and terminate this
Agreement without any liability for such termination.

		(f)	Since the date of this Agreement no event, condition, fact or circumstance shall have occurred or exist, and Buyer shall not have discovered or otherwise become aware of any event, condition, fact or circumstance that could reasonably be expected to have a material adverse effect on the operation or value of the Assets, taken as a whole.

		(g)	Buyer shall have received Uniform Commercial Code lien searches from the
Secretaries of State (or other appropriate officials) of the States of
Arizona, California, Colorado, Nevada, Texas and Utah, as of a date no more than 5 days prior to the Closing Date, evidencing that the Assets are free and clear of any Encumbrances.

		(h)	Seller shall have received and provided to Buyer (i) a certificate from the California Franchise Tax Board, pursuant to California Rev. and Tax Code
Section 6811, that no taxes are due to the State of California, (ii) a certificate from the Arizona Department of Revenue, pursuant to Arizona
Rev. Stat. Section 42-119.B., that no taxes are due to the State of Arizona,
(iii) a certificate from the Colorado Department of Revenue, pursuant to
Colo. Rev. Stat. Section 39-26-117(1)(c), that no taxes are due to the State of Colorado, and (iii) a certificate from the Nevada Department of Taxation pursuant to Nevada Rev. Stat. Section 372.620, that no taxes are due to the
State of Nevada, and (iv) a certificate from the Utah State Tax Commission, pursuant to Utah Code Ann. Section 59-112-112, that no taxes are due to the
State of Utah.

	6.02	Conditions to Obligations of Seller.
The obligation of Seller to consummate the transactions contemplated by this Agreement is subject, at the option of Seller, to the satisfaction of the following conditions:

		(a)	Each of the representations and warranties of Buyer contained in this
Agreement shall be true in all material respects at and as of the Closing, as if such representation or warranty were made at and as of the Closing, and
Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

		(b)	No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or unreasonably delay the consummation of the transactions contemplated by this Agreement or make illegal the payments due under this Agreement.


                                ARTICLE VII
                                  CLOSING

	7.01	Closing.  The Closing shall be held on the later of the Closing
Date, or on the second business day following the satisfaction and/or waiver of the conditions stated in Article VI; provided, however, that if the Closing has not occurred by September 30, 1998, then either Buyer or Seller may thereafter give notice to the other of termination of this Agreement, in which event this Agreement shall terminate five business days following such notice unless the conditions to Closing are waived or satisfied within such 5-day period. If this Agreement is terminated for any reason or is breached, nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies including, without limitation, the right to enforce specific performance. The Closing shall occur at 10:00 A.M. at the offices of Seller in Houston, Texas, or at such other time and place as the parties agree. At the Closing, the following shall occur:

		(a)	Seller shall execute, acknowledge and deliver: (i) an assignment, bill of sale and conveyance conveying title to the Assets substantially in the form of Exhibit A attached hereto (the "Conveyance"), containing a general warranty of title, plus additional assignments as may be appropriate to transfer the Petro Source Intellectual Property; (ii) a non-competition agreement substantially in the form of Exhibit B attached hereto (the
"Non-Competition Agreement"); and (iii) letters to customers directing payments be made to Buyer for goods or services delivered from and after the Effective Date.  The Conveyance shall be in proper and recordable form, and shall be effective as of the Effective Date.  The Non-Competition
Agreement shall provide that Seller will not compete with Buyer as to the asphalt business in the U.S. for five years after Closing, that Seller except as expressly provided for in this Agreement will not use any of the
Petro Source Intellectual Property for five years after Closing, and that
Seller will not solicit for two years after Closing any of its former employees that may be hired by Buyer or its affiliates after Closing.
Notwithstanding the Covenant Not to Compete, the parties acknowledge that
Buyer shall have no obligation to hire any of Seller's employees, but that
Buyer shall have the right to interview any of such employees as it desires with regard to future employment.

		(b)	Seller and Buyer shall execute and deliver the Preliminary Settlement
Statement.  Buyer shall deliver the Closing Amount to Seller by wire transfer.

		(c)	Seller shall deliver to Buyer an opinion of counsel to Seller covering the matters set forth in Exhibit C, and Buyer shall deliver to Seller an opinion of counsel to Buyer covering the matters set forth in Exhibit D.

		(d)	Seller shall deliver the Records to Buyer, and Seller shall have the right to retain copies thereof.  Seller shall also deliver exclusive possession of the Assets to Buyer.

		 (e)	The parent of Seller shall execute and deliver to Buyer a guaranty of
Seller's obligations under this Agreement substantially in the form of
Exhibit F attached hereto (the "Parent Guaranty").


                                ARTICLE VIII
                          OBLIGATIONS AFTER CLOSING

	8.01	Post-Closing Adjustments.  Not more than 90 days after the Closing,
Buyer shall prepare and deliver to Seller, in accordance with this
Agreement, a Final Settlement Statement setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of such adjustments.  As soon as practicable after receipt of the Final Settlement Statement, Seller shall deliver to Buyer a written report containing any changes which Seller proposes be made to the Final
Settlement Statement.  The parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustments no later than 120 days after the Closing.  The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be called the
"Final Settlement Date."  In the event that (a) the Final Purchase Price is more than the amount paid to Seller at Closing, Buyer shall pay to Seller in immediately available funds the amount of such difference, or (b) the Final
Purchase Price is less than the amount paid to Seller at Closing, Seller shall pay to Buyer in immediately available funds the amounts of such difference. Payment by Buyer or Seller shall be made within five days of the
Final Settlement Date.

	8.02	Taxes.  The Final Purchase Price provided for under this Agreement excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement because the parties believe that this sale is exempt from sales tax. Seller represents that it is not engaged in the business of selling at retail tangible personal property similar in nature or function to the Equipment and that this sale is the only sale of any such similar tangible personal property by Seller that has occurred or is reasonably contemplated to occur within one year before or after the Closing Date. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax. Buyer shall be liable for any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement.

	8.03	Survival.  The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered pursuant hereto shall survive Closing for a period of two years (except for any representations, warranties, covenants and agreements pertaining to
Environmental Liabilities, which shall survive indefinitely), and any claim for indemnification pursuant to Section 8.04 below not delivered to the indemnifying party within such period, if applicable, shall be waived.

	8.04	Allocation of Certain Rights and Obligations.

		(a)	If the transactions contemplated by this Agreement are consummated in accordance with the provisions of this Agreement, the ownership of the
Assets shall be transferred from Seller to Buyer at the Closing and effective as of the Effective Date.  Buyer shall be entitled to all of the rights of such ownership attributable to the Assets for periods of time from and after the Effective Date.

		(b)	Buyer shall, as of Closing assume, and be responsible for and comply with all duties and obligations of Seller, express or implied, with respect to owning, operating and maintaining the Assets after the Closing Date.
Buyer shall indemnify and hold harmless Seller from any and all Damages arising out of, in connection with or resulting from the following:  (i) any breach of the representations, warranties and covenants of Buyer under this
Agreement or any document delivered pursuant hereto; and (ii) activities which occur on or after the Closing Date involving the Assets transferred pursuant to this Agreement.

		(c)	Seller shall indemnify and hold harmless Buyer from any and all Damages arising out of, in connection with, or resulting from the following: (i) any breach of the representations, warranties and covenants of Seller under this
Agreement or any document delivered pursuant hereto; and (ii) ownership or operation of the Assets prior to the Closing Date, including, without limitation, (A) any Environmental Liabilities to the extent they arise from or are based on events, actions, conditions, situations, or circumstances occurring or existing on or before the Closing Date involving the Assets,  (B) any and all liabilities and obligations under the Contracts, the Licenses or any other agreements or obligations attributable to and affecting the Assets and relating or accruing for periods of time before the
Effective Date, and (C) any and all liabilities and obligations with regard to employee matters prior to the Closing Date; provided, however, Seller shall have no liability for any Damages accrued or sustained by the Buyer or any of its affiliates until the aggregate amount of such Damages actually so accrued or sustained exceeds the sum of $100,000, at which time Seller shall be liable to Buyer for Damages in excess of such amount.

		(d)	Notwithstanding any other provision of this Agreement,

		(i)	To the extent that an indemnified party is entitled to receive the proceeds of insurance with respect to a matter for which it has been indemnified hereunder, said party shall pay such proceeds net of all expenses of such insurance which it receives in connection with any indemnified Damages to the indemnifying party;

		(ii)	If and to the extent an indemnification obligation of an indemnifying party hereunder has been increased as a result of negligent acts or omissions taken or omitted by or on behalf of an indemnified party, such indemnification obligation shall be reduced by the amount that is attributable to such negligent acts or omissions; and

		(iii)	Upon being fully indemnified, an indemnified party hereunder
(A) hereby transfers and assigns to the indemnifying party all rights and claims the former has or may have against third parties for reimbursement or contribution of the indemnified losses;
(B) agrees to execute such instruments and take such other actions as may be necessary or appropriate to transfer and assign the foregoing rights and claims to the latter; and (C) agrees to take such reasonable actions when and as necessary or appropriate to assist the latter to obtain such reimbursement or contribution from third parties.

	8.05	Indemnification Procedures.  The indemnifications contained in Section
8.04 shall be implemented as follows:
		(a)	Such indemnity shall extend to all Damages suffered or incurred by the indemnified party.

		(b)	 The party seeking indemnification under the terms of this Agreement
("Indemnified Party") shall submit a written "Claim Notice" to the other party ("Indemnifying Party") which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation (iii) a list identifying to the extent reasonably possible each separate item of Damages for which payment is so claimed.  The amount claimed shall be paid by such
Indemnifying Party as and to, and only to, the extent required herein within
30 days after receipt of the Claim Notice or after the amount of such payment has been finally established and verified, whichever last occurs.

		(c)	Within 60 days after notification to an Indemnified Party with respect to any claim or legal action or other matter that may result in Damages for which indemnification may be sought under Section 8.04, but in any event in time sufficient for the Indemnifying Party to contest any action, claim, proceeding or other matter that has become the subject or proceedings before any court or tribunal, such Indemnified Party shall give written notice of such claim, legal action or other matter to the Indemnifying Party and, at the request of such Indemnifying Party, shall furnish the Indemnifying Party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the Indemnifying Party made within 60 days after receipt of such notice, permit the Indemnifying Party to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to Damages for which the Indemnifying
Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice;
provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified
Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such claim, legal action, or other matter.
In the absence of such an election, the Indemnified Party will use all reasonable efforts to defend, at the Indemnifying Party's expense any claim, legal action or other matter to which such other party's indemnification under Section 8.04 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense.

	8.06	Surety Arrangements.  As soon as practicable after Closing, Buyer shall post letters of credit or other financial assurances to suppliers under Contracts as necessary to release Seller or its affiliates from or to terminate the letters of credit or other financial surety arrangements listed in Schedule 3.01(j) but only as to transactions conducted by or for the benefit of Buyer after the Effective Date.  As soon as practicable after
Closing, Buyer also shall substitute those bonds posted by Seller to any agency or taxing authority in connection with the operation of the Assets, as set forth in Schedule 3.01(j), with surety bonds or other acceptable financial assurance.

	8.07	Financial Statements.  Buyer shall provide to Seller promptly after they become available to Buyer the annual audited financial statements of
Buyer, provided that such obligation shall end upon the earlier of six years from the date hereof or at the time Seller obtains consents and releases substantially in the form of Exhibit E hereto from each of the parties listed on Exhibit A to this Closing Agreement of even date herewith between
Buyer and Seller.

                                 ARTICLE IX
                                MISCELLANEOUS

 	9.01	Governing Law.  The law of the State of Utah shall govern this
Agreement and all transactions contemplated by this Agreement.

	9.02	Announcements.  For a period of six months after the date of this
Agreement, neither party shall issue any press release or any other public announcements concerning this Agreement or the transactions contemplated by or consummated pursuant to this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, and except as may be required by applicable laws or rules and regulations of any government agency or stock exchange.

	9.03	Notices.  All communications required or permitted under this Agreement shall be in writing and any communication or delivery under this Agreement shall be deemed to have been fully made when received if actually delivered, transmitted by facsimile, or if mailed by registered or certified mail, postage prepaid, to the address for such party set forth below. Either party may change its address for purposes of this Section by giving notice of such change as provided by this Section.

	To Seller:

			Petro Source Refining Corporation
			9801 Westheimer, Suite 900
			Houston, Texas  77042
			Attention: Harvey H. Cody III
			Facsimile:  (713) 972-2035

	To Buyer:

			Crown Asphalt Distribution L.L.C.
			c/o Crown Energy Corporation
			215 South State, Suite 550
			Salt Lake City, Utah  84111
			Attention:  Mr. Jay Mealey
			Facsimile:  (801) 537-5609

	With copy to:

			MCN Energy Group, Inc.
			150 West Jefferson Avenue, Suite 1700
			Detroit, Michigan  48226
			Attention:  William E. Kraemer
			Facsimile:  (313) 256-6918

			and

			MCN Energy Group, Inc.
			500 Griswold, 10th Floor
			Detroit, Michigan  48226
			Attention:  Daniel L. Schiffer, Esq.
			Facsimile:  (313) 965-0009

	9.04	Further Assurance.  After Closing each of the parties shall execute, acknowledge and deliver to the other such further instruments and shall take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

	9.05	Disclaimer of Warranties.  EXCEPT AS EXPRESSLY STATED HEREIN, THE
ASSIGNMENT, BILL OF SALE AND CONVEYANCE TO BE EXECUTED AND DELIVERED BY
SELLER TO BUYER AT THE CLOSING SHALL BE EXECUTED WITHOUT ANY EXPRESS OR
IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER. IT IS UNDERSTOOD AND AGREED
THAT BUYER SHALL ACCEPT ALL OF THE EQUIPMENT IN "AS IS, WHERE IS"
CONDITION; PROVIDED, HOWEVER, THAT  THIS DISCLAIMER OF WARRANTIES
SHALL NOT AFFECT THE OBLIGATIONS  DESCRIBED IN ARTICLE VIII HEREOF.

	9.06	Entire Agreement.  This instrument states the entire agreement between the parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties.

	9.07	Headings.  The headings are for guidance only and shall have no significance in the interpretation of this Agreement.

	9.08	Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or delegable by Buyer or Seller without the prior written consent of the other party, which consent shall not be unreasonably withheld.

	9.09	No Third-Party Beneficiaries.
Nothing in this Agreement or in any of its Exhibits or attachments, shall entitle any person or party other than Seller and Buyer to any claim, cause of action, remedy or right of any kind.

	9.10	Confidentiality.
		(a)	Confidential and Proprietary Information.  All data and information obtained from Seller in connection with the transactions contemplated by this Agreement whether before or after the execution of this Agreement, and data and information generated by Buyer in connection with this transaction
(collectively the "Information") is deemed by the parties to be confidential and proprietary to Seller.  Until completion of the Closing (and for a period of two years if Closing should not occur for any reason), except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which: (i) at the time of disclosure to Buyer by
Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish by competent proof was rightfully in its possession at the time of disclosure to Buyer by
Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Buyer's consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets; or (vi) is developed independently by
Buyer, provided that the person or persons developing the Information shall not have had access to the Information.

		(b)	Return of Information.  If the transaction contemplated by this
Agreement does not close on or before September 30, 1998, Buyer shall (i)
return to Seller all copies of the Information in the possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to
Section 9.10(a); (ii) not utilize or permit utilization of the Information to compete with Seller; and (iii) destroy any and all notes, reports, studies or analyses based on or incorporating the Information.
The terms of this Section 9.10 shall survive termination of this Agreement.

		(c)	Equitable Relief.  Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of this Section 9.10.
In such event, Seller will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach of threatened breach of the terms of this Section 9.10 or to obtain specific enforcement of such terms.

	EXECUTED on the date first above written.


                                     	SELLER:

                                						PETRO SOURCE ASPHALT COMPANY,
                                						a Texas corporation


                                      By: Howard McCullom
                                						Title:	President


                                       BUYER:

                                       CROWN ASPHALT DISTRIBUTION  L.L.C.
                                  					a Utah limited liability company

                                       By: 	Crown Asphalt Products Company,
                                            member
                                   				By:	Jay Mealey
		                                 				Title:	President

                                  					By:	MCNIC Pipeline & Processing
                                       Company, member

                                 						By:	Daniel Schiffer
							                          						Title:	Vice President